Exhibit 99.1

N e w s R e l e a s e QUICKSILVER GAS SERVICES LP 777 West Rosedale Street Fort Worth, TX 76104 www.kgslp.com

Quicksilver Gas Services to Acquire Alliance Midstream Assets for $87.1 Million
2010 Capital Budget Set at $80 Million

FORT WORTH, TEXAS, (December 10, 2009) – Quicksilver Gas Services LP (NYSE: KGS) announced today that it has entered into a purchase and sale agreement with Quicksilver Resources Inc. (NYSE: KWK) to acquire the midstream gathering and treating assets associated with the Alliance project, located in the northern portion of the Fort Worth Basin, for approximately $87.1 million.  The acquired assets consist of gathering systems and related compression facilities with an aggregate current capacity of 115 million cubic feet per day (MMcfd), and a plant with amine treating capacity of 180 MMcfd and dehydration treating capacity of 200 MMcfd to the gathered gas.  The acquisition is expected to close on or about January 4, 2010, subject to customary closing conditions.

Quicksilver Gas Services LP also announced that its board of directors has approved a capital expenditure budget of $80 million for 2010, including approximately $44 million associated with the Alliance assets to be acquired.  The 2010 capital expenditure budget includes approximately $50 million for the construction of pipelines, gathering systems and well connections and approximately $30 million associated with its natural gas processing and treating facilities.

About Quicksilver Gas Services

Quicksilver Gas Services LP is a midstream master limited partnership engaged in the business of gathering and processing natural gas produced from the Barnett Shale formation in the Fort Worth Basin in north Texas.  Headquartered in Fort Worth, the company’s predecessors began operations in 2004 to provide midstream services primarily to Quicksilver Resources Inc.  For more information about Quicksilver Gas Services, visit www.kgslp.com.

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Forward-Looking Statements
The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Gas Services LP’s management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Gas Services LP’s financial condition, results of operations and cash flows include:  changes in general economic conditions; fluctuations in natural gas prices; failure or delays in Quicksilver Resources Inc. and third parties achieving expected production from natural gas projects; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers; fluctuations in the value of certain of our assets and liabilities; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; construction costs or capital expenditures exceeding estimated or budgeted amounts; the effects of existing and future laws and governmental regulations; and the effects of current and future litigation; as well as other factors disclosed in Quicksilver Gas Services LP’s filings with the Securities and Exchange Commission.  Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Investor and Media Contact:
Rick Buterbaugh
817-665-4835

KGS 09-13

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